Exhibit 23.1

Independent Registered Public Accounting Firm's Consent

The Board of Directors and Stockholders
G2 Ventures, Inc.
Dallas, Texas

We consent to the user and inclusion in this Form SB-2 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated April 2, 2008 on our audit of the financial statements of G2 Ventures, Inc. at December 31, 2007 and for the years ended December 31, 2007 and 2006 and for the period from September 26, 2002 (inception) through December 31,2007.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement and Prospectus.

/s/ Turner, Stone & Company, LLP
Certified Public Accountants
May 6, 2008

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660/Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com